MERRILL LYNCH EQUITY DIVIDEND FUND

FILE # 811- 5178

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
12/3/2004	Telus Corp	15,000	73,494,340

Merrill Lynch Canada Inc

Morgan Stanley & Co.

RBC Dominion Securities Inc

CIBC World Markets Inc

Citigroup Global Markets Inc

Scotia Capital Inc

TD Securities Inc

HSBC Securities (Canada)

J.P. Morgan Securities Inc